REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of Physicians Resource Group, Inc.:

   We have audited the accompanying balance sheet of Ophthalmological Associates, Ltd. as of April 30, 1996, and the related statements of earnings, owners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ophthalmological Associates, Ltd. as of April 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                 ARTHUR ANDERSEN LLP



Dallas, Texas,
  October 28, 1996

                     OPHTHALMOLOGICAL ASSOCIATES, LTD.


                            BALANCE SHEEETS


                                      April 30,           June 30,
   ASSETS                               1996               1996
                                      _________           ________
                                                        (Unaudited)
CURRENT ASSETS:
   Cash and cash equivalents         $  248,811         $  390,761
   Accounts receivable, net of
        allowance for doubtful
        accounts of $92,025 and
        $99,311, at April 30,
        1996 and June 30, 1996
        (unaudited), respectively       214,726            231,724
   Prepaid expenses and other current
        assets                           15,854             22,933
                                        _______            _______
          Total current assets          479,391            645,418

PROPERTY AND EQUIPMENT, net              30,353             28,503
                                        _______            _______
          Total assets                $ 509,744         $  673,921
                                        _______            _______
                                        _______            _______

   LIABILITIES AND OWNERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable and accrued
        expenses                     $  164,942         $  187,266
   Accrued salaries and benefits         19,138            181,102
                                        _______            _______
          Total current liabilities     184,080            368,368

OWNERS' EQUITY                          325,664            305,553
                                        _______            _______
          Total liabilities and
             owners' equity          $  509,744         $  673,921
                                        _______            _______
                                        _______            _______


[FN]
   The accompanying notes are an integral part of these financial statements.

                           OPHTHALMOLOGICAL ASSOCIATES, LTD.


                                STATEMENTS OF EARNINGS


                                                        For the Two Months Ended
                                        April 30,               June 30,
                                                        ________________________
                                          1996            1995            1996
                                        _________         ____            ____
                                                              (Unaudited)
REVENUES:
Medical service revenues, net           $2,562,664      $493,628       $434,448

COSTS AND EXPENSES:
Compensation to physician owners         1,486,606       362,944        300,257
Salaries, wages, and benefits              649,527        96,580         93,188
Pharmaceuticals and supplies                94,777        21,122         13,772
General and administrative
  expenses                                 302,612        33,901         45,492
Depreciation and amortization               12,523         2,000          1,850
                                         _________       _______        _______
  Total costs and expenses               2,546,045       516,547        454,559
                                         _________       _______        _______


Net earnings (loss)                     $   16,619      $(22,919)      $(20,111)
                                         _________       _______        _______
                                         _________       _______        _______

SUPPLEMENTAL DISCLOSURE:
Combined compensation to and net
earnings of physician owners            $1,503,225      $340,025       $280,146
                                         _________       _______        _______
                                         _________       _______        _______


[FN]
The accompanying notes are an integral part of these financial statements

                   OPHTHALMOLOGICAL ASSOCIATES, LTD.


                      STATEMENT OF OWNERS' EQUITY



BALANCE, April 30, 1995                                 $  309,045
   Net earnings                                             16,619
                                                           _______
BALANCE, April 30, 1996                                    325,664
   Net loss (unaudited)                                    (20,111)
                                                           _______
BALANCE, June 30, 1996 (unaudited)                      $  305,553
                                                           _______
                                                           _______



[FN]
The accompanying notes are an integral part of these financial statements

                   OPHTHALMOLOGICAL ASSOCIATES, LTD.


                        STATEMENTS OF CASH FLOWS


                                                                                 For the Two Months Ended
                                                                April 30,                 June 30,
                                                                                 ________________________
                                                                  1996             1995           1996
                                                                _________          ____           ____
                                                                                        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)                                              $16,619        $(22,919)       $(20,111)
Adjustments to reconcile net earnings to net cash
   provided by operating activities-
      Depreciation and amortization                               12,523           2,000           1,850
      Changes in assets and liabilities-
         (Increase) decrease in-
            Accounts receivable, net                               5,700           7,088         (16,998)
            Prepaid expenses and other assets                      1,581          (4,631)         (7,079)
      Increase (decrease) in-
            Accounts payable and accrued expenses                  2,733          17,961          22,324
            Accrued salaries and benefits                          5,214         218,332         161,964
                                                                  ______         _______         _______

               Net cash provided by operating activities          44,370         217,831         141,950
                                                                  ______         _______         _______

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                              (16,805)           -               -
                                                                  ______         _______         _______

Net cash used in investing activities                            (16,805)           -               -
                                                                  ______         _______         _______

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              27,565         217,831         141,950
CASH AND CASH EQUIVALENTS, beginning of period                   221,246         221,246         248,811
                                                                 _______         _______         _______
CASH AND CASH EQUIVALENTS, end of period                        $248,811        $439,077        $390,761
                                                                 _______         _______         _______
                                                                 _______         _______         _______


[FN]
The accompanying notes are an integral part of these financial statements.

                     OPHTHALMOLOGICAL ASSOCIATES, LTD.
                       NOTES TO FINANCIAL STATEMENTS

1.   Business, Organization and Basis of Presentation:

     Ophthalmological Associates, Ltd. ("OAL"), is a professional service corporation that is engaged in the practice of medicine, specializing in ophthalmology in Belleville, Illinios.

     The accompanying financial statements reflect the operations of the practice and have been prepared on the accrual basis of accounting. The supplemental caption on the statements of earnings, "Combined compensation to and net earnings of physician owners," reflects the total earnings available to the physician owners for each period.

2.   Summary of Significant Accounting Policies:

Cash and Cash Equivalents

    OAL considers all highly liquid instruments with original maturities of three months or less, as cash and cash equivalents.

Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs, and other third-party payors for medical services provided by physicians. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts. Contractual adjustments result from the differences between the rates charged by the physicians for services performed and the amounts allowed by the Medicare and Medicaid programs and other public and private insurers.

Property and Equipment

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is calculated using accelerated methods over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

Income Taxes

     The accompanying financial statements reflect the operations of a C corporation. The C corporation has historically not incurred significant tax liabilities for federal or state income taxes. Compensation to physician owners has traditionally reduced taxable income to nominal levels. This relationship would be expected to continue in the absence of the acquisition referred to in
Note 8. Because of this practice, a provision for income taxes and deferred tax assets and liabilities of OAL have not been reflected in these financial statements.

Revenues

     Medical service revenues are accounted for in the period in which the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payors, and others. Provisions for estimated third-party payor adjustments are estimated and recorded in the period the related services are provided. Any adjustment to the amounts is recorded in the period in which the revised amount is determined.

                     OPHTHALMOLOGICAL ASSOCIATES, LTD.
                NOTES TO FINANCIAL STATEMENTS - (Continued)

        A significant portion of OAL medical service revenues is related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. Additionally, OAL participates in agreements with managed care organizations to provide services at negotiated rates.

New Accounting Pronouncement

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Adoption of this standard is required for financial statements for fiscal years beginning after December 15, 1995. Earlier application is encouraged. OAL does not expect the new standard to have a material effect on OAL 's results of operations.

Concentration of Credit Risk

    OAL extends credit to patients covered by programs such as Medicare, Medicaid, and private insurers. OAL manages credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, when appropriate.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Financial Information

     The unaudited interim financial statements as of June 30, 1996, and for the two months ended June 30, 1996 and 1995, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the unaudited financial statements. All such adjustments are of a normal and recurring nature.

                     OPHTHALMOLOGICAL ASSOCIATES, LTD.
                NOTES TO FINANCIAL STATEMENTS - (Continued)

3.   Property and Equipment:

     Property and equipment consists of the following:

                                             Estimated Useful         April 30,
                                              Lives (Years)             1996
                                             ________________         _________
Equipment                                         5-10                $526,461
Leasehold improvements                            5-7                   12,223
Furniture and fixtures                            5-10                  69,246
                                                                       _______

Total                                                                  607,930

Less- Accumulated depreciation and amortization                       (577,577)
                                                                       _______

Property and equipment, net                                           $ 30,353
                                                                       _______
                                                                       _______

4.   Related Party Transactions:

     Rent expense on a related party operating lease for AOL's office space was approximately $66,000 for the year ended April 30, 1996. The related party operating lease is on a month-to-month basis.

5.   Employee Benefit Plan:

     OAL has a 401(k) profit-sharing plan (the "Plan") which provides for OAL to make discretionary contributions. OAL pays all general and administrative expenses of the Plan. OAL made contributions related to the Plan totaling approximately $83,000 for the year ended April 30, 1996. An officer of OAL is the trustee of the Plan.

     OAL has a pension plan (the "Pension Plan") which provides postretirement and post employment benefits to employees. In accordance with the Pension Plan agreement, OAL made contributions to the Pension Plan of approximately $68,000 for the year ended April 30, 1996.

6.   Commitments and Contingencies

     OAL is insured with respect to medical malpractice risks on a claims-made basis. In the normal course of business, OAL has been named in a lawsuit, primarily alleging medical malpractice. In the opinion of OAL's management, final settlement, if any, due as a result of litigation, is not expected to be material to the operating results or financial condition of OAL.

                     OPHTHALMOLOGICAL ASSOCIATES, LTD.
                NOTES TO FINANCIAL STATEMENTS - (Continued)

7.   Disclosures About The Fair Value Of Financial Instruments:

     SFAS No. 107, "Disclosure About Fair Value of Financial Instruments", requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, the carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short maturity of these instruments.

8.   Subsequent Event:

     On October 9, 1996, OAL completed a merger transaction with Physicians Resource Group, Inc. (PRG), in exchange for 96,848 shares of PRG common stock and $560,250 of cash.

     The financial statements of OAL have been prepared as supplemental information about the entity which PRG acquired. OAL previously operated as a separate independent entity. The historical financial position, results of operations, and cash flows do not reflect any adjustments relating to the acquisition.